Exhibit 10.8.4

                     Termination of Subdistributor Agreement


     RE: Subdistributor Agreement dated February 7, 1994, by and between Dreyer's Grand Ice Cream, Inc. ("Dreyer's") and Ben & Jerry's Homemade, Inc. ("Ben & Jerry's").

     The following are the terms and conditions upon which we are prepared to terminate the above referenced Agreement and purchase certain assets.

     1. The Agreement will be terminated effective October 29, 1995, and as of that date, all rights to distribute Ben & Jerry's products in the New York Territory will revert to Edy's of New York pursuant to the terms of the Distribution Agreement between Ben & Jerry's and Dreyer's dated January 6, 1987, as amended.

     2. The Subdistribution Payment due from Ben & Jerry's for the last quarter of 1995 will be prorated to the termination date of the Agreement. Such prorated payment will be due upon closing of the asset sales contemplated by this letter.

     3. Subdistributors have been notified of this change prior to October 1, 1995 with a letter signed jointly by Edy's of New York and Ben & Jerry's of New York.

     4. As of October 29, 1995, Edy's of New York will occupy and operate the Ben & Jerry's of New York distribution center located at 38-56 43rd Street, Long Island City, New York. Such use by Edy's will continue until the earlier of (a) the termination of the underlying lease; (b) February 28, 1996; or (c) the facility is sublet to a third party by Ben & Jerry's of New York. During the period of Edy's occupancy Ben & Jerry's will remain as the named party on the underlying lease and will continue to have access to the facility. Expenses related to Edy's occupancy will be billed to Edy's monthly.

          It is Edy's intention to utilize the facility as a distribution location for the out-of-home class of trade until such time as the inventory of Ben & Jerry's product purchased pursuant to this letter is significantly reduced. At such time Edy's will conduct such distribution from its own facilities.

     5.   Edy's will offer to the employees of Ben & Jerry's of New York, except
          Norman  Vogel  and  Larry  Kruysman,   positions  of  employment  with
          reasonably comparable compensation.

     6. Edy's will purchase the salable inventory of Ben & Jerry's products held at the Ben & Jerry's of New York distribution center as of October 29, 1995. The quantity of such inventory will be verified by a join physical count on that date, and with payment will be made by Edy's promptly thereafter. The price of the inventory will be the normal distributor price currently charged to Edy's of New York by Ben & Jerry's Homemade, Inc.

     7. Edy's will purchase from Ben & Jerry's the hi/lo lift truck and hand lift truck currently used by Ben & Jerry's. The purchase price will be the net book value on the books of the assets on the books of Ben & Jerry's of New York. In addition, Edy's will purchase the trucks and truck bodies currently owned and/or leased by Ben & Jerry's of New York. The purchase price for the truck assets will be negotiated by the parties in good faith. Ben & Jerry's will deliver good title to all assets purchased by Edy's pursuant to this paragraph free and clear of all liens and encumbrances. such asset sales shall be made pursuant to the terms of an Asset Purchase Agreement to be entered into by the parties. Ben &


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          Jerry's will remove any and all of its remaining  assets from the 43rd
          Street location prior to the end of the lease term or such date that the facility is sublet or returned to the landlord, whichever is earlier.

     8. Edy's will provide storage space at the Long Island City facility for approximately twelve (12) Ben & Jerry's storage carts and/or vendor freezers. If Edy's needs to utilize the space during its occupancy, Edy's will give Ben & Jerry's of New York five day's notice to remove the equipment.

     9.   Accounts Receivable

          (a) Edy's will purchase the Ben & Jerry's of New York Accounts Receivable for the aggregate amount carried on the books of Ben & Jerry's of New York on October 1, 1995, excluding those amounts more than 90 days old as of that date and also excluding those acknowledged by Ben & Jerry's of New York to be in dispute as of that date. Ben & Jerry's of New York will provide to Edy's full supporting documentation (signed invoices) to substantiate these receivables and will cooperate fully with Edy's to assist in the collection of these receivables. The aggregate amount of these receivables, less any collected in the interim by Ben & Jerry's, will be payable to Ben & Jerry's as collected, but in an event within 180 days after October 28, 1995 whether or not Edy's h as received payment form each account. Ben & Jerry's of New York will indemnify Edy's for any amounts paid to purchase Accounts Receivable to the extent such amounts are not reimbursed to Edy's by the applicable account, provided that this indemnification will apply only to accounts for which Edy's has not been furnished full supporting documentation. Edy's agrees that, until such time as Ben & Jerry's of New York receives payment in full for accounts which are acknowledged to be in dispute, they will not sell, distribute or otherwise supply any Ben & Jerry's products to such accounts.

          (b) Edy's shall promptly remit to Ben & Jerry's of New York any monies received by Edy's for products distributed and sold by Ben & Jerry's in the New York Territory before the termination date.

          (c) Edy's will provide terms to such current distributors who Edy's determines in its sole discretion will continue to be authorized Ben & Jerry's distributors.

          (d) It is Edy's intention to appoint Jack N'Jill a Ben & Jerry's distributor to the out-of-home trade in northern New Jersey contingent upon resolving the outstanding receivables balance owed to Ben & Jerry's by J & M Distributors. To the extent this can't be resolved, then J & M Distributors will remain a subdistributor and will be expected to pay their receivable balance to Ben & Jerry's. This will be enforced per the control of Ben & Jerry's shipments to J & M.


     10. This agreement supersedes all other understanding or agreements relating to the distribution of Ben & Jerry's products in the New York out-of-home trade and the parties agree that there are no representations, promises, inducements or agreement, oral or written, which shall have any effect unless set forth in this agreement. No modification of this agreement shall be effective unless in writing, signed by both parties.

     Agreed to this 27th day of October, 1995.

Ben & Jerry's Homemade, Inc.              Dreyer's Grand Ice Cream, Inc.


By:______________________                 By:_______________________
   /s/Tom D'Urso                             /s/Tom Delaplane,
Its:Manager of Treasury                      Vice President, Sales
     Operations







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